Exhibit 99.1

Mine Safety Information

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act) was enacted. Section 1503 of the Act contains new reporting requirements regarding coal or other mine safety.
Patriot is committed to providing a safe workplace for all of our employees. We continue to engage proactively with federal and state agencies in support of measures which can legitimately improve the safety and well-being of our employees.
The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (the Mine Act). MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. We present information below regarding certain mining safety and health citations which MSHA has issued with respect to our coal mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the coal mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.
The table below includes references to specific sections of the Mine Act. We are providing the information in the table by mining complex because that is how we manage and operate our business. The information in the table reflects citations and orders issued to us by MSHA during the three and nine months ended September 30, 2011, as reflected in our records. Due to timing and other factors, the data in our system may not agree with the data maintained by MSHA.
Three Months Ended September 30, 2011
For the three months ended September 30, 2011, except for pending legal actions, which are as of September 30, 2011:
(1) For each coal or other mine, of which the issuer or a subsidiary of the issuer is an operator (number of occurrences, except for proposed assessment dollar values)

	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)

								Pending
	Section	Section	Section	Section	Section	Proposed		Legal
	104	104(b)	104(d)	110(b)(2)	107(a)	Assessments	Fatalities	Action
	(in thousands)
Mining Complex
Big Mountain	32	—	1	—	—	$49.2	—	37
Blue Creek	3	—	—	—	—	52.3	—	12
Bluegrass	47	—	—	—	—	22.0	—	30
Campbell's Creek	14	1	2	—	—	8.8	—	9
Corridor G	21	—	—	—	—	—	—	2
Dodge Hill	19	—	—	—	—	21.7	—	8
Federal	52	1	5	—	1	210.3	—	43
Highland	31	—	—	—	—	52.3	—	75
Jupiter	—	—	—	—	—	—	—	1
Logan County	26	—	—	—	—	1.6	—	11
Paint Creek	18	—	1	—	—	22.4	—	21
Panther	43	—	4	—	—	354.4	—	42
Remington	—	—	—	—	—	—	—	8
Rocklick	20	—	5	—	—	14.2	—	54
Wells	4	—	—	—	—	1.9	—	20
Other Closed Operations	—	—	—	—	—	—	—	1

Nine Months Ended September 30, 2011
For the nine months ended September 30, 2011, except for pending legal actions, which are as of September 30, 2011:
(1) For each coal or other mine, of which the issuer or a subsidiary of the issuer is an operator (number of occurrences, except for proposed assessment dollar values)

	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)

								Pending
	Section	Section	Section	Section	Section	Proposed		Legal
	104	104(b)	104(d)	110(b)(2)	107(a)	Assessments	Fatalities	Action*
	(in thousands)
Mining Complex
Big Mountain	103	—	8	—	—	$511.6	—	37
Blue Creek	19	—	—	—	—	85.3	—	12
Bluegrass	84	—	—	—	1	100.8	—	30
Campbell's Creek	19	1	2	—	—	16.9	—	9
Corridor G	33	—	—	—	—	37.7	—	2
Dodge Hill	51	—	—	—	—	69.3	—	8
Federal	149	1	11	—	1	1,016.6	—	43
Highland	106	—	—	—	—	223.9	—	75
Jupiter	—	—	—	—	—	—	—	1
Logan County	49	1	—	—	—	24.6	1	11
Paint Creek	44	—	1	—	—	54.7	—	21
Panther	114	3	16	—	—	975.9	—	42
Remington	—	—	—	—	—	—	—	8
Rocklick	59	—	7	—	—	48.9	—	54
Wells	21	—	—	—	1	33.4	—	20
Other Closed Operations	4	—	—	—	—	1.4	—	1

(A) The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Safety and Health Act of 1977 (30 U.S.C. 814) for which the operator received a citation from the Mine Safety and Health Administration
(B) The total number of orders issued under section 104(b) of such Act (30 U.S.C. 814(b))
(C) The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of such Act (30 U.S.C. 814(d))
(D) The total number of flagrant violations under section 110(b)(2) of such Act (30 U.S.C. 820(b)(2))
(E) The total number of imminent danger orders issued under section 107(a) of such Act (30 U.S.C. 817(a))
(F) The total dollar value of proposed assessments from the Mine Safety and Health Administration under such Act (30 U.S.C. 801 et seq.)
(G) The total number of mining-related fatalities

(H) Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mine
The number of pending legal actions includes one case that is currently under appellate review by the Federal Mine Safety and Health Review Commission. The remaining matters are pending before the Office of Administrative Law Judges of the Federal Mine Safety and Health Review Commission.
* In the nine months ended September 30, 2011, the Department of Labor processed contested citations from previous years, which caused an increase in pending legal actions.
(2) A list of such coal or other mines, of which the issuer or a subsidiary of the issuer is an operator, that receive written notice from the Mine Safety and Health Administration of - (A) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health and safety hazards under section 104(e) of such Act (30 U.S.C. 814 (e)); or (B) the potential to have such a pattern.
None
(3) Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mine. See footnote (H) in the table above.